SF 823                                                               SAMPLE

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY Benefits are payable at the earlier of Policy Maturity Date or the death of the Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits. This policy is non-participating.

This policy is a legal contract between You, as owner(s), and Us, Principal Life Insurance Company, a stock company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages. We will pay the benefits of this policy in accordance with its provisions.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE YOUR NET PREMIUMS TO ONE OR MORE OF THE DIVISIONS, THE FIXED ACCOUNT, AND TO THE FIXED DOLLAR COST AVERAGING ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE DIVISIONS WILL INCREASE OR DECREASE FROM DAY TO DAY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE DIVISIONS THAT YOU HAVE CHOSEN. THERE ARE NO MINIMUM GUARANTEES REGARDING SUCH PORTION OF YOUR POLICY VALUE.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT OR THE FIXED DOLLAR COST AVERAGING ACCOUNT WILL BE CREDITED INTEREST AT A RATE WE DETERMINE. SUCH RATE WILL NOT BE LESS THAN 3% A YEAR, ACCRUED DAILY AND COMPOUNDED ANNUALLY.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS. THE DEATH PROCEEDS SECTION OF THIS POLICY PROVIDES THE METHOD FOR DETERMINING THE AMOUNT OF INSURANCE PAYABLE AT DEATH.

EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR OFFICE BEFORE THE LATER OF: (1) TEN DAYS AFTER YOU RECEIVE THE POLICY OR (2) SUCH LATER DATE AS SPECIFIED BY APPLICABLE STATE LAW. IF YOU RETURN THIS POLICY, WE WILL REFUND YOUR PREMIUM IN STATES WHERE REQUIRED. IN STATES WHERE PERMITTED, WE WILL REFUND THE NET POLICY VALUE PLUS ANY FEES OR CHARGES TAKEN, WHICH MAY BE MORE OR LESS THAN PREMIUMS PAID. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

This policy starts on the Policy Date and will stay in force until the earlier of the Policy Maturity Date shown on the current Data Pages or the death of the Insured so long as You satisfy the requirements outlined in Your policy.

               [GRAPHIC OMITTED][GRAPHIC OMITTED]




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SF 823                                              2-1                  SAMPLE
SF 823                                                      2            SAMPLE





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


                                TABLE OF CONTENTS


Subject                                                                                                 Page

Data Pages...............................................................................................3
Definitions In This Policy...............................................................................4
Purchasing And Keeping The Policy In Force...............................................................6
Premium Payments.........................................................................................6
         Planned Periodic Premiums.......................................................................6
         Premium Payment Limits..........................................................................6
         Continuation Of Insurance.......................................................................7
         No Lapse Guarantee Test.........................................................................7
         Grace Period....................................................................................7
         Termination.....................................................................................8
         Reinstatement...................................................................................8
Premium Investment Options...............................................................................8
         Allocations.....................................................................................8
         Fixed Account...................................................................................9
         Fixed Dollar Cost Averaging Account (Fixed DCA Account).........................................9
         Divisions.......................................................................................9
         Variable Life Separate Account..................................................................9
Benefits While The Policy Is In Force...................................................................10
         Policy Values..................................................................................10
         Loan Account Value.............................................................................10
         Fixed Account Value............................................................................10
         Fixed DCA Account Value........................................................................10
         Division Value.................................................................................11
         Unit Values....................................................................................11
         Net Investment Factor..........................................................................11
Transfers...............................................................................................11
         Transfers Allowed..............................................................................11
         Transfers From Fixed Account...................................................................12
         Transfers From Fixed DCA Account...............................................................12
         Transfers From Divisions.......................................................................13
         Automatic Portfolio Rebalancing (APR)..........................................................13
Policy Loans............................................................................................14
         Loan Account...................................................................................14
         Loan Interest Charge...........................................................................14
         Repayment......................................................................................14
Policy Surrender........................................................................................15
         Surrender Charges..............................................................................15
         Partial Surrenders.............................................................................15
Policy Expenses.........................................................................................17
         Monthly Policy Charges.........................................................................17
         Cost Of Insurance..............................................................................18
         Cost Of Insurance Rates........................................................................18
         Premium Expense Charge.........................................................................18
Adjustment Options......................................................................................18
         Requesting An Adjustment.......................................................................18
         Adjusting The Face Amount......................................................................18
         Approval Of An Adjustment......................................................................19



Subject                                                                                                 Page

Death Proceeds..........................................................................................19
         Death Benefit Options..........................................................................19
         Changes In Death Benefit Options...............................................................20
         Maturity Proceeds..............................................................................20
Benefit Payment Options.................................................................................20
         Benefit Payment Conditions.....................................................................21
         Description Of Benefit Payment Options.........................................................21
Right To Exchange.......................................................................................25
Owner, Beneficiary, Assignment..........................................................................25
         Owner..........................................................................................25
         Beneficiary....................................................................................25
         Change Of Owner Or Beneficiary.................................................................25
         Benefit Instructions...........................................................................25
         Assignment.....................................................................................26
General Information.....................................................................................26
         The Contract...................................................................................26
         Alterations....................................................................................26
         Incontestability...............................................................................26
         Misstatement Of Age Or Gender..................................................................26
         Deferment......................................................................................26
         Suicide........................................................................................27
         Basis Of Value.................................................................................27
         Statement Of Value.............................................................................28
         Applicable Tax Law.............................................................................28

A copy of the application and any additional benefits provided by rider follow the last page of this policy.




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FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY Benefits are payable at the earlier of Policy Maturity Date or the death of Insured. Flexible premiums are payable until the earlier of the Policy Maturity Date or the death of the Insured. The death benefit is adjustable subject to specified requirements and limits. This policy is non-participating.






























                      This page is intentionally left blank

SF 823                         6                             SAMPLE
SF 823                         4                        SAMPLE

                                       DEFINITIONS IN THIS POLICY

All of the following defined terms and phrases and certain items on Your Data Pages are capitalized throughout the policy. Please read them carefully as they will help You understand the policy provisions.

ADJUSTMENT DATE is the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE is the Insured's Age on the birthday nearest to the Policy Date, plus the number of complete Policy Years that have elapsed since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted.

DOLLAR COST AVERAGING DURATION (DCA Duration) means the length of time over which the entire Fixed DCA Account value will be transferred to the Fixed Account and/or any Division(s). The DCA Duration is shown on the current Data Pages.

DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements, including the initial premium, for issuance of a policy have been satisfied.

FACE AMOUNT is the amount used to determine the death benefit provided by the policy. The Face Amount may be increased or decreased as described in the policy. The Face Amount is shown on the current Data Pages.

FIXED ACCOUNT is that part of the Policy Value that is not in the Divisions, Fixed DCA Account, or Loan Account.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account) is an account to which Net Premiums may be allocated and from which a portion of the Policy Value is transferred to the Fixed Account and/or Division(s) on a monthly basis over the DCA Duration.

INITIAL FACE AMOUNT is the original Face Amount that was in effect on the Policy Date.

INSURED is the person named as the Insured on the current Data Pages of the policy. The Insured may or may not be the owner.

LOAN ACCOUNT is that part of the Policy Value that reflects any Loan
Indebtedness.

LOAN INDEBTEDNESS is any outstanding policy loan(s) and unpaid loan interest.

MONTHLY DATE is the day of the month which is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.

MONTHLY POLICY CHARGE is the amount subtracted from the Policy Value on each Monthly Date as described in the Policy Expenses section.

MUTUAL FUND is a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NET AMOUNT AT RISK is the result of:
     1. the death benefit as described in the Death Proceeds section of this policy at the beginning of the Policy Month, divided by 1.0024663; minus
2. the Policy Value at the beginning of the Policy Month calculated as if the Monthly Policy Charge was zero.

NET POLICY VALUE is the Policy Value less any Loan Indebtedness.

NET PREMIUM is the gross premium less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Fixed Account, Fixed DCA Account, and/or Divisions.

NET SURRENDER VALUE is the Surrender Value less any Loan Indebtedness.

NOTICE is any form of communication We receive in Our Office providing the information We need, either in writing or another manner that We approve in advance.

OFFICE is Our home office.

POLICY DATE is the date from which Monthly Dates, Policy Years, and policy anniversaries are determined. The Policy Date is shown on the current Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.

POLICY MATURITY DATE is the date to which this policy will stay in force, unless the death of the Insured occurs prior to that date, so long as all requirements outlined in the policy are satisfied. The Policy Maturity Date is shown on the current Data Pages.

POLICY MONTH is any one-month period beginning on the Monthly Date.

POLICY VALUE is the sum of the values in the Loan Account, Divisions, Fixed Account, and Fixed DCA Account.

POLICY YEAR is the one-year period beginning on the Policy Date and ending one day before the policy anniversary and each subsequent one-year period beginning on a policy anniversary.

Example: If the Policy Date is November 21, 2007, the first Policy Year ends on November 20, 2008. The first policy anniversary falls on November 21, 2008.

PREMIUM EXPENSE CHARGE is the charge deducted from premium payments for any sales charge, state and local taxes, and the federal tax charge. The Premium Expense Charge will not exceed the Guaranteed Maximum Premium Expense Charge shown on the current Data Pages.

PRORATED BASIS is the proportion the value of a particular Division, the Fixed Account, or the Fixed DCA Account bears to the total value of all Divisions, the Fixed Account, and the Fixed DCA Account.

SEPARATE ACCOUNT is Principal Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details.

SURRENDER VALUE is the Policy Value less any surrender charges.

UNIT is the accounting measure used to calculate the Division values.

VALUATION PERIOD is the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Business Day, and ending at the close of normal trading of the NYSE on the next Business Day.

WE, OUR, US is Principal Life Insurance Company.

YOU, YOUR is the owner(s) of this policy.


                               PURCHASING AND KEEPING THE POLICY IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give a receipt to You on request.

We will allocate initial Net Premiums to the Money Market Division of the Separate Account until 20 days after the Effective Date. After the 20-day period, We will transfer Your Policy Value to the Divisions, Fixed Account, and/or the Fixed DCA Account as indicated by Your initial premium allocation percentages. If the purchase of this policy falls within the definition of a replacement under state law, We reserve the right to retain the initial Net Premiums (or any premium that may result from a replacement) in the Money Market Division beyond the 20 days to correspond to the examination offer period of a particular state's replacement requirements.

Your initial allocation percentages apply to future allocations of premiums, unless You change them.

You should identify the purpose of any payment. If You do not, We will apply any payment to first repay any outstanding policy Loan Indebtedness.

PLANNED PERIODIC PREMIUMS

Preauthorized withdrawals may be set up on a monthly basis to allow Us to automatically deduct premium payments from Your bank or other financial institution account.

You may establish an annual, semiannual, or quarterly premium payment schedule. We will send You reminder notices of Your Planned Periodic Premium. These notices serve only as a reminder of Your preference. You may change the amount and frequency of Your Planned Periodic Premiums by providing Notice to Us. Premiums are to be sent to the address We provide in the reminder notices. You may also make unscheduled payments to Us at Our Office.

PREMIUM PAYMENT LIMITS

You may make premium payments that are greater than the Planned Periodic Premium. However, We will refund any premiums that would disqualify this policy as "life insurance" as defined in the Internal Revenue Code, Section 7702, as amended. Unless You provide Us Notice, We reserve the right to refund any premiums that would make this policy a modified endowment contract as defined in the Internal Revenue Code, Section 7702A, as amended.

If any premium payment increases the policy's death benefit by more than it increases the Policy Value, We reserve the right to refund all or part of the premium payment. If all or part of the premium payment is not refunded, We may require satisfactory evidence of insurability.

CONTINUATION OF INSURANCE

If You do not make a Planned Periodic Premium payment or additional premium payments, this policy will not terminate unless the Net Surrender Value is not sufficient to pay the Monthly Policy Charge which is due on the Monthly Date. The Grace Period provision will then apply.

NO LAPSE GUARANTEE TEST

We guarantee this policy will stay in force during the first ten Policy Years when (A minus B) is greater than or equal to C, where:
     A   is the sum of premiums paid;
     B   is the sum of Loan Indebtedness and partial surrenders; and
     C is the sum of the No Lapse Guarantee Monthly Premiums since the Policy Date to the most recent Monthly Date.

The No Lapse Guarantee Monthly Premium is shown on the current Data Pages.

GRACE PERIOD

In Policy Years one through ten, a 61-day grace period will begin if (i) You have not met the no lapse guarantee test and (ii) the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge. In Policy Years 11 and later, a 61-day grace period will begin if the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge. In all Policy Years, the 61-day grace period begins when We mail a notice of impending policy termination to You, telling You the minimum required payment, payment instructions and the grace period end date. This notice will be sent to Your last post office address known to Us.

Your policy, including the privileges and rights of the owner(s), will terminate as of the end of the grace period if We have not received the minimum required payment in Our office.

During the first ten Policy Years, the minimum required payment is the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below.

The cumulative premium shortfall is [A minus B] plus C where:

A is the cumulative minimum monthly premium due at the start of the grace period ; and

B is the amount equal to all premiums paid minus the sum of the loan indebtedness and partial surrenders; and

C    is three No Lapse Guarantee Monthly premiums.

The Net Surrender Value shortfall is [A plus B] divided by C where:
     A is the amount by which the surrender charge is more than the Net Policy Value at the start of the grace period after the Monthly Policy Charge is deducted;
     B is three Monthly Policy Charges; and C is 1 minus the maximum Premium Expense Charge.

During Policy Years 11 and later, the minimum payment required is the Net Surrender Value shortfall described above.

If the Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies).

TERMINATION

All Your policy privileges and rights under this policy terminate:
1.       when You surrender Your policy;
2.       when the death proceeds are paid;
3.        when the maturity proceeds are paid; or
4.        when the grace period ends as described in the Grace Period provision.
          In this case, Your privileges and rights terminate as of the date on which the grace period ends.

REINSTATEMENT

If this policy terminates as described in the Grace Period provision, You may reinstate it provided all of the following are satisfied: 1. Such reinstatement is prior to the Maturity Date; 2. You have not surrendered Your policy; 3. Not more than three years have elapsed since the policy terminated; 4. You supply evidence which satisfies Us that the Insured is alive and is insurable under Our underwriting guidelines then in effect;
5. You either repay or reinstate any Loan Indebtedness on this policy existing at termination; and 6. You make the minimum required payment as described below:

          (a) During the first ten Policy Years, the minimum required payment is the lesser of the cumulative premium shortfall or the Net Surrender Value shortfall, each set forth below. The cumulative premium shortfall is [A minus B] plus C where:

                  A is the cumulative minimum monthly premium due at the end of the grace period; and B is the amount equal to all premiums paid minus the sum of the loan indebtedness and partial surrenders; and
                  C is three No Lapse Guarantee Monthly premiums.

              The Net Surrender Value shortfall is [A plus B] divided by C where:
                  A is the amount by which the surrender charge is more than the net Policy Value at the end of the grace period after the Monthly Policy Charge is deducted;
                  B is three Monthly Policy Charges; and C is 1 minus the maximum Premium Expense Charge.

          (b) During Policy Years 11 and later, the minimum payment required is the Net Surrender Value shortfall described above.

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your Policy Date will remain the initial Policy Date. The surrender charges, if any, and the Premium Expense Charge are calculated based on the number of years the policy was in force. The period during which the policy was terminated is not included in these calculations. All minimum premium guarantees will be as if the policy had never ended. You will receive new Data Pages upon reinstatement.


                                       PREMIUM INVESTMENT OPTIONS

ALLOCATIONS

You may allocate Net Premiums to the Divisions, the Fixed Account, and/or the Fixed DCA Account. Allocation percentages must be zero or a whole number, with the sum of percentages equal to 100.

We will allocate Net Premiums according to Your most recently chosen allocations. You may change the allocation percentages by providing Us Notice.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than 3% accrued daily and compounded annually. The Fixed Account is a part of Our general account.


FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account)

Net Premiums allocated to the Fixed DCA Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than 3% accrued daily and compounded annually. The Fixed DCA Account is a part of Our general account.

Net Premiums allocated to the Fixed DCA Account will be transferred each Monthly Date over the length of the DCA Duration to the Fixed Account and/or any of the Divisions You elect. The transfers will begin on the first Monthly Date following 20 days after the Effective Date. If the purchase of this policy falls within the definition of a replacement under state law, the transfers will begin on the Monthly Date following the number of days corresponding to the examination offer period of a particular state's replacement requirements.

The amount of the transfer will be determined by dividing the Fixed DCA Account value by the number of months remaining in the DCA Duration. You may transfer the Fixed DCA Account value in fewer months than are remaining in the DCA Duration or change Your allocation designations by providing Us Notice.

The initial Net Premium allocated to the Fixed DCA Account must equal or exceed the Minimum Fixed DCA Account Amount shown on the current Data Pages. Net Premiums allocated to the Fixed DCA Account will receive the interest rate in effect on the date those Net Premiums are allocated to the Fixed DCA Account.

Additional Net Premiums may be applied to the existing Fixed DCA Account for the remainder of the DCA Duration. You may not transfer values from the Fixed Account or from any Division(s) to the Fixed DCA Account.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains, and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains, or losses of other Divisions or Our other income, gains, or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains, and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions' assets, without regard to Our other income, gains, or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities. The assets of the Separate Account will be valued at least as often as any policy benefits vary but at least monthly.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation percentages and transfer any value in the eliminated or combined Divisions to other Division(s) and/or the Fixed Account. You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may exercise this right at no charge only if You have an interest in the affected Division(s).

The investment policy of the Variable Life Separate Account may not be changed without the approval of the Insurance Commissioner of Iowa, Our domicile state. The approval process for any change is on file with the Commissioner of the state in which this policy is delivered.


                                 BENEFITS WHILE THE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Divisions, the Fixed Account, and the Fixed DCA Account.

LOAN ACCOUNT VALUE

You may borrow against Your policy under certain conditions. When You take out a loan, We transfer the amount of the loan from one or more of the Divisions, the Fixed Account, and/or the Fixed DCA Account into the Loan Account. For details of the Loan Account see the Policy Loans section.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:
1.       Net Premiums allocated to it; plus
2.       amounts transferred to it; plus
3.       interest credited to it; less
4.       amounts deducted from it; less
5.       amounts transferred from it; less
6.       amounts surrendered from it.

FIXED DCA ACCOUNT VALUE

     The Fixed DCA Account value for the purpose of determining monthly transfers is equal to:

1.       Net Premiums allocated to it; plus
2.       interest credited to it; less
3.       amounts deducted from it; less
4.       amounts transferred from it; less
5.       amounts surrendered from it.

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals A minus B, where:
     A   is the number of Units credited to the Division because of:
              1.   Net Premiums allocated to it; and
              2.   amounts transferred to it.
     B   is the number of Units redeemed from the Division because of:
              1.   amounts deducted from it;
              2.   amounts transferred from it; and
              3.   amounts surrendered from it.

The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction.

UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Period.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Business Day by the particular Division's net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Business Day is equal to A divided by B, where:

          A is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Business Day before any policy transactions are made on that day; and

          B is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.


                                    TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Divisions, the Fixed Account, and the Fixed DCA Account as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Business Day.

RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any Division, or any underlying Mutual Fund. Excessive transfers can disrupt management strategy of the underlying Mutual Funds and increase expenses, which are borne by all owners. In addition, We may suspend or modify transfer privileges at Our sole discretion, at any time, to prevent transfers that could disadvantage other owners. These modifications could include, but are not limited to:

1.   requiring a minimum time period between each transfer;

2. not accepting transfer requests from someone providing them for multiple policies for which he or she is not the owner; or

3.   limiting the dollar amount that an owner may transfer at any one time.

4.   imposing a Transfer Fee as shown on the current Data Pages.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Division, but not to the Fixed DCA Account, by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account each Policy Year, as follows:

1. You must provide Us Notice within 30 days following either the Policy Date or any policy anniversary.

2. You must specify the dollar amount or percentage to be transferred, which must be at least the Minimum Unscheduled Transfer Amount shown on the current Data Pages and may not exceed 25% of Your Fixed Account value as of the later of the Policy Date or the last policy anniversary.

3. However, if Your Fixed Account value is less than $1,000, You may transfer up to 100% of Your Fixed Account value within 30 days after any policy anniversary.

SCHEDULED FIXED ACCOUNT TRANSFERS - You may make scheduled transfers on a monthly basis from the Fixed Account as follows:

1. Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.

2. Your Fixed Account value must equal or exceed the Minimum Fixed Account Value for scheduled transfers shown on the current Data Pages. We reserve the right to change this amount but it will never exceed $10,000.

3. The monthly transfer will be the dollar amount or percentage You specify and that amount must equal or exceed the Minimum Scheduled Transfer Amount shown on the current Data Pages. The monthly amount transferred cannot exceed 2% of Your Fixed Account value as of the latest of the Policy Date, last policy anniversary, or the date the request is received by Us.

4. The transfers will continue until Your Fixed Account value is zero or We receive Notice to stop the transfers.

5. You may change the dollar amount or percentage of these scheduled transfers once each Policy Year by providing Us Notice.

6. If You stop the scheduled transfers, You may not start them again until six months after the date of the last scheduled transfer.

TRANSFERS FROM FIXED DCA ACCOUNT

You may make unscheduled transfers from the Fixed DCA Account to the Fixed Account and/or Divisions.

TRANSFERS FROM DIVISIONS

You may transfer amounts from a Division to either the Fixed Account or another Division, but not to the Fixed DCA Account, by making either a scheduled or unscheduled Division transfer, subject to the following conditions:

Transfers to the Fixed Account are allowed only if:

1. You have not transferred any amount from the Fixed Account for at least six months; and

2. Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with Our prior approval.

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division, subject to Our Reservation of Rights above. You must specify the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of Your Division or the Minimum Unscheduled Transfer Amount shown on the current Data Pages. We reserve the right to charge a Transfer Fee, not to exceed the Transfer Fee shown on the current Data Pages.

SCHEDULED DIVISION TRANSFERS - You may make scheduled transfers from a Division, as follows:

1. Transfers will begin on the date You specify, other than the 29th, 30th or 31st.

2.   You  must   specify  how  often  the   transfers   will  occur   (annually,
     semi-annually, quarterly or monthly).

3. You must specify the dollar amount or percentage to transfer from each Division and such amounts must equal or exceed the lesser of the value of those Divisions or the Minimum Scheduled Transfer Amount shown on the current Data Pages.

4. The value of each Division from which transfers are made must equal or exceed the Minimum Division Value for scheduled transfers shown on the current Data Pages.

5. The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers.

6. We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING (APR)

APR allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected. APR transfers are effective at the end of the Valuation Period during which We receive Your Notice.

APR transfers:
1. do not begin until the expiration of the examination offer (see the Examination Offer provision on the front cover of Your policy);

2.       may be made on the frequency You specify, subject to the following:
              (a) quarterly APR transfers may be made on a calendar year or Policy Year basis; and
               (b) semiannual or annual APR transfers may only be done on a Policy Year basis;

3.   do not begin until We receive Your Notice;

4.   are not available during the DCA Duration;

5.   are not available with the Fixed Account; and

6.   are not available if You have scheduled transfers from the same Division.

                                              POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Net Surrender Value. You may not borrow against Your Policy Value during the examination offer period.

UNSCHEDULED LOANS - Unscheduled loans are available in all Policy Years. If You do not direct Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your Monthly Policy Charge.

SCHEDULED LOANS - Scheduled loans are available on any Monthly Date after the first Policy Year. Scheduled loans may occur monthly, quarterly, semi-annually or annually based on the Policy Year. Before scheduled loans are available, You must have withdrawn, through partial surrenders, an amount equal to or exceeding total premiums paid. We will withdraw the scheduled loans from the Fixed Account and Divisions in the same proportion as the allocation used for Your current Monthly Policy Charge.

LOAN ACCOUNT

If You borrow against Your policy, an amount equal to the loan will be transferred from the Fixed Account, Fixed DCA Account, and/or the Divisions to Your Loan Account. The effective date of the transfer is the date of the loan.

Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. We will credit interest to Your Loan Account at the interest rate shown on the current Data Pages. The interest rate is an effective annual rate. Interest accrues daily.

LOAN INTEREST CHARGE

Interest charges accrue daily at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and accrues interest at the same rate. The adding of unpaid interest charges to the loan principal will cause additional amounts to be redeemed from the Divisions, the Fixed Account, and/or the Fixed DCA Account in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as Your policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions, Fixed Account, and/or Fixed DCA Account in the same manner used to allocate premium payments. Any Loan Indebtedness at the Insured's death or at the Policy Maturity Date is deducted from the death or maturity proceeds.

You should identify the purpose of any payment. If You do not, We will apply any payment first to repay any outstanding policy Loan Indebtedness.

We will not apply the Grace Period provision of this policy for failure to repay any Loan Indebtedness until the total Loan Indebtedness equals or exceeds Your Surrender Value.

                                            POLICY SURRENDER

You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice.

SURRENDER CHARGES

A surrender charge will be deducted from Your Policy Value if, within the surrender charge period, this policy is surrendered in full for its Net Surrender Value. No surrender charge will be deducted from the death proceeds or maturity proceeds. The surrender charge will be no greater than the Guaranteed Maximum Surrender Charges shown on the current Data Pages for the Policy Year of surrender.

Surrender charges vary based on the Face Amount, age at issue or adjustment, and gender of the Insured, except for policies issued in connection with employment-related insurance and benefit plans not based on the gender of the Insured. Surrender charges will apply during the Policy Years as shown on the current Data Pages. Any Face Amount increase has its own surrender charge period, which begins on the Adjustment Date. The Guaranteed Maximum Surrender Charges on the current Data Pages show the total of the surrender charges for the Initial Face Amount plus the surrender charge(s) for any Face Amount increase(s).

Decreases in Face Amount do not decrease the Guaranteed Maximum Surrender Charges shown on the current Data Pages.

PARTIAL SURRENDERS

You may make unscheduled or scheduled partial surrenders of the Net Surrender Value. Your Policy Value is reduced by the amount of a partial surrender.

Any partial surrender will result in a withdrawal from the Fixed Account and/or a redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Notice.

A partial surrender may reduce Your Face Amount. If there have been prior increases in the Face Amount, any subsequent reduction of the Face Amount because of a partial surrender will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face Amount. The resulting Face Amount must be at least the Minimum Face Amount for this policy as shown on the current Data Pages.

All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Face Amount may be required in order to maintain compliance with the limits.

UNSCHEDULED PARTIAL SURRENDERS - Each Policy Year after the first Policy Year, You may receive up to two unscheduled partial surrenders from the Net Surrender Value, subject to the following:

1. each unscheduled partial surrender must be in an amount not less than the Minimum Unscheduled Partial Surrender Amount shown on the current Data Pages; and

2. the total amount surrendered in any Policy Year may not exceed 75% of the Net Surrender Value as of the date of the first unscheduled partial surrender in a Policy Year.

You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. Partial surrenders are not available from the Fixed DCA Account. If You do not tell Us otherwise, We will withdraw the unscheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

Depending on the Death Benefit Option in effect at the time of the unscheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, and the death benefit equals the Face Amount, the Face Amount is reduced by the amount of the unscheduled partial surrender that is not considered a preferred partial surrender, as described below.

     A preferred partial surrender is available during Policy Years two through 15, if Death Benefit Option 1 is in effect. The maximum amount of preferred partial surrenders in a Policy Year is equal to the lesser of (A plus B) or C where:

          A is the amount of the scheduled partial surrender planned for that Policy Year;

          B is the amount of any preferred partial surrenders in the same Policy Year;

          C is 10% of the Net Surrender Value as of the end of the prior Policy Year.

If Death Benefit Option 2 is in effect, then the Face Amount is not reduced.

If Death Benefit Option 3 is in effect, and the death benefit equals the Face Amount, then the Face Amount is reduced by the lesser of A or B where:
         A    is the unscheduled partial surrender amount;
         B    is the greater of (a) the amount that total unscheduled partial surrenders exceed total premiums paid, or (b) zero.

SCHEDULED PARTIAL SURRENDERS - After the first Policy Year, You may elect to automatically receive part of Your Net Surrender Value on any Monthly Date. You may receive scheduled partial surrenders monthly, quarterly, semi-annually or annually, based on the Policy Year. The amount surrendered may not exceed 90% of the Net Surrender Value as of the effective date of each scheduled partial surrender.

We will withdraw the scheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

When total scheduled partial surrenders equal total premiums paid, scheduled partial surrenders will stop. You may also stop scheduled partial surrenders by sending Us Notice.

Depending on the Death Benefit Option in effect at the time of the scheduled partial surrender (see the Death Proceeds section for a description of the Death Benefit Options), the Face Amount may be reduced as described below.

If Death Benefit Option 1 is in effect, and the death benefit equals the Face Amount, the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any change to a scheduled partial surrender is effective. The Face Amount is reduced by the amount of total scheduled partial surrenders planned in each Policy Year that are not considered preferred partial surrenders, as described below.

A preferred partial surrender is available during Policy Years two through 15, if Death Benefit Option 1 is in effect. The maximum amount of preferred partial surrenders in a Policy Year is equal to the lesser of (A plus B) or C where:

          A is the amount of the scheduled partial surrenders planned for that Policy Year;

          B is the amount of any preferred partial surrenders in the same Policy Year;

          C is 10% of the Net Surrender Value as of the end of the prior Policy Year.

If Death Benefit Option 2 is in effect, then the Face Amount is not reduced.

If Death Benefit Option 3 is in effect, and the death benefit equals the Face Amount, the Face Amount is reduced on the first Monthly Date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Face Amount may also be reduced on the Monthly Date any increase to a scheduled partial surrender is effective. The Face Amount is reduced by the lesser of A or B where:

     A is the scheduled partial surrender amounts planned for that Policy Year;

     B is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero.


                                            POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:

1.   the cost of insurance (described below);

2. the cost of additional benefits provided by any rider in effect for the policy month;

3.   any additional charges shown on the current Data Pages;

4. the current monthly administration charge, which will not exceed the Maximum Monthly Administration Charge shown on the current Data Pages;

5. the current asset based charge imposed on the Policy Value, which will not exceed the Maximum Annual Asset Based Charge shown on the current Data Pages; and

6. the current Monthly Policy Issue Charge not to exceed the maximum shown on the current Data Pages.

We will withdraw the Monthly Policy Charge from the Policy Value.

You select how Your Monthly Policy Charge will be allocated.  Your choices are:
1.       the allocation percentages You chose for Your premiums; or
2.       determined on a Prorated Basis; or
3.       any other allocation upon which We mutually agree.

If You do not designate Monthly Policy Charge allocation percentages, they will be the same allocation percentages You chose for Your premiums.

If the amount in a Division, the Fixed Account, and/or the Fixed DCA Account is insufficient to allow the allocation You chose, Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Division, the Fixed Account, and/or the Fixed DCA Account, the allocation percentages must be zero or a whole number. The sum of the percentages must equal 100. Changes in allocation percentages may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is:
     1. the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000; multiplied by
     2.  the Net Amount At Risk.

COST OF INSURANCE RATES

Cost of insurance rates are determined by Us and will never be higher than the guaranteed maximum rates stated in the Table of Guaranteed Maximum Cost of Insurance Rates shown on Your current Data Pages. We may use rates lower than these guaranteed maximum rates. We determine cost of insurance rates based on, including but not limited to, Our expectations as to Our future investment earnings, expenses, mortality and persistency experience. Any change in these rates applies to all individuals of the same class as the Insured.

Cost of insurance rates at issue and for any Face Amount increases are based on the age at issue and adjustment, duration since issue and adjustment, risk class, and tobacco status of the Insured. Cost of insurance rates are also based on gender of the Insured, except for policies issued in connection with employment-related insurance and benefit plans not based on the gender of the Insured.

PREMIUM EXPENSE CHARGE

We will deduct a current Premium Expense Charge, not to exceed the Guaranteed Maximum Premium Expense Charge shown on the current Data Pages, from each premium payment. The result will be the Net Premium payment.


                               ADJUSTMENT OPTIONS

REQUESTING AN ADJUSTMENT

You must send Us Notice for any adjustment to Your policy. An adjustment is effective on the Adjustment Date. For a Face Amount increase the Insured and owner(s) must sign a Notice. Only the owner(s) is required to sign a Notice requesting a Face Amount decrease. The Notice must show the Face Amount desired after adjustment.

ADJUSTING THE FACE AMOUNT

While Your policy is in force You may request an increase or decrease in the Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval.

The maximum cumulative Face Amount decrease that will be allowed in Policy Years two through five is 35% of the Initial Face Amount. The maximum cumulative Face Amount decrease does not include Face Amount decreases due to partial surrenders and death benefit option changes.

The request for a decrease in the Face Amount will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. A decrease will not reduce No Lapse Guarantee Monthly Premium or surrender charges. The Face Amount may not be decreased below the Minimum Face Amount shown on the current Data Pages.

APPROVAL OF AN ADJUSTMENT

Any increase in Face Amount will be in a risk classification We determine, and will be approved if:

1. the Attained Age of the Insured does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect; and

2. the amount of the Face Amount increase is at least the Minimum Face Amount Increase shown on the current Data Pages; and

3. You supply evidence which satisfies Us that the Insured is alive and insurable under Our underwriting guidelines then in effect; and

4. the death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect; and

5.   Your policy is not in a grace period; and

6. the Face Amount after adjustment is not less than the Minimum Face Amount shown on the current Data Pages; and

7.   Your Monthly Policy Charges are not being waived under any rider.


                                             DEATH PROCEEDS

We will pay the death proceeds to the beneficiary(ies) subject to the provisions of this policy, after We receive Notice and due proof that the Insured died while the policy was in force and before the Policy Maturity Date. We require notification of the Insured's death as soon as it occurs, or as soon thereafter as is reasonably possible. Proof of death includes documentation necessary to pay the death proceeds. The death proceeds, determined as of the date of the Insured's death, are A minus B where:
     A is the death benefit described below plus any proceeds from any benefit rider on the Insured's life; and B is any Loan Indebtedness and, if the Insured's death occurs during a grace period, any overdue Monthly
         Policy Charges.

Any premium received after the date of death will be paid to the beneficiary(ies) and will not be included in the calculation of the death proceeds. With Our consent a different arrangement for the return of premium may be specified prior to the payment of the death proceeds.

We will pay interest on death proceeds as required by law.

DEATH BENEFIT OPTIONS

This policy provides three Death Benefit Options. The Death Benefit Option in effect is shown on the current Data Pages. Option 3 is available only at policy issue.

Option 1.

Under option 1, the death benefit equals the greater of:
1.       the Face Amount; or
2. the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the current Data Pages.

Option 2.

Under option 2, the death benefit equals the greater of:
1.       the Face Amount plus Your Policy Value; or
2. the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the current Data Pages.

Option 3.

Under option 3, the death benefit equals the greater of:

1. the Face Amount plus the greater of:
     a) premiums paid less partial surrenders; and
     b) zero; or

2. the amount found by multiplying Your Policy Value by the applicable percentage shown in the Table Of Applicable Percentages For Death Benefit Options on the current Data Pages.

CHANGES IN DEATH BENEFIT OPTIONS

You may change the Death Benefit Option on or after the first policy anniversary. A change in the Death Benefit Option will result in a Face Amount adjustment so that the Net Amount At Risk is the same immediately before and after the change.

If there have been any previous increases in the Face Amount, any Face Amount reduction due to a change in the Death Benefit Option will be taken first from the most recent Face Amount increase, then from each prior Face Amount increase in reverse chronological order, and lastly from the Initial Face Amount. The Face Amount after any reduction must be at least the Minimum Face Amount allowed, which is shown on the current Data Pages. Changes in Death Benefit Options may require proof of insurability which satisfies Us subject to Our then current underwriting guidelines.

To request a change in the Death Benefit Option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on any day other than a Monthly Date will be effective on the next following Monthly Date. If a Face Amount increase results from a Death Benefit Option change, We will not apply a surrender charge to the amount of the increase. Death Benefit Option changes are limited to two per Policy Year and, on the effective date of the change, the following scenarios apply:

1. If the change is from option 1 to option 2, We will reduce the Face Amount by the Policy Value.

2. If the change is from option 2 to option 1, We will increase the Face Amount by the Policy Value.

3. If the change is from option 3 to option 1, We will increase the Face Amount by the amount that the total premiums paid exceed partial surrenders to the date of the change.

4. If the change is from option 3 to option 2, the Face Amount will be adjusted by an amount determined by subtracting the Policy Value from the greater of: a.) total premiums paid less partial surrenders and b.) zero.

5.   You may not change from option 1 to option 3, or from option 2 to option 3.

6. A Death Benefit Option change will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An additional increase in Face Amount may be required in order to maintain compliance with the limits.


MATURITY PROCEEDS

If the Insured is living on the Policy Maturity Date, and there is no rider extending the Policy Maturity Date, We will pay You the policy's maturity proceeds which are equal to the Net Surrender Value.

                             BENEFIT PAYMENT OPTIONS

In lieu of a lump sum payment, You may elect a benefit payment option for payment of the death, maturity, or surrender proceeds. If no benefit payment option has been elected before the Insured's death, the beneficiary may apply the death proceeds to a benefit payment option.

Once the proceeds are applied under a benefit payment option, this policy must be exchanged for a supplementary contract.

BENEFIT PAYMENT CONDITIONS

Election of any benefit payment option is subject to the following conditions:

1. Any amount payable to an assignee will be paid in one lump sum. Any remaining proceeds will then be applied to the elected benefit payment option.

2. No changes may be made to the benefit payment option once a supplementary contract is issued.

3.   The proceeds applied must be at least $25,000.00.

4. Benefit payment options are restricted if the recipient of benefits is not a natural person.

5. We reserve the right to require evidence of age, gender where applicable, and continuing survival.

6. Under Options B, C, D, and E, one of the persons on whose life payments are based must be the owner, Insured, or beneficiary.

DESCRIPTION OF BENEFIT PAYMENT OPTIONS

OPTION A, CUSTOM: A custom benefit arrangement can be designed with the Company's written approval.

OPTION B, LIFE INCOME: We will make benefit payments during the person's lifetime. The minimum monthly life income is shown in the Option B Tables below. Payments cease when the person dies.

OPTION C, LIFE INCOME WITH GUARANTEED PERIOD: We will make benefit payments for the longer of the person's lifetime or a guaranteed period that You select. The minimum monthly life income for an elected 10-year guaranteed period is shown in Option C Table below. If the person dies after payments begin but before the end of the guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option.

OPTION D, JOINT AND SURVIVOR LIFE INCOME: We will make benefit payments during the lifetime of two persons. The minimum monthly joint and 100% survivor life income is shown in the Option D Tables below. Payments cease when both persons have died.

OPTION E, JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PERIOD: We will make benefit payments for the longer of the lifetimes of two persons or a guaranteed period that You select. The minimum monthly joint and 100% survivor life income for an elected 10-year guaranteed period is shown in the Option E Tables below. If both persons die after payments begin but before the end of the guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option.

BENEFIT OPTIONS B, C, D, and E: These benefit options are based on the Annuity 2000 Mortality Table with mortality projected 40 years by projection Scale G and 3.0% interest. Payments will be in an amount We determine but not less than guaranteed by this section. Benefit options are also based on the gender of the payee except for policies issued in states that require unisex tables or in connection with benefit plans not based on the gender of the Insured.




OPTION B TABLES

These tables show the minimum monthly life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

     ----------------------------- -------------------    --------------------------- -------------------
             Age of Male                                     Age of Female/Unisex
                Payee                 Life Income                   Payee                Life Income
     ----------------------------- ------------------- -- --------------------------- -------------------
     ----------------------------- ------------------- -- --------------------------- -------------------
                  55                      4.03                        55                     3.78
                  56                      4.10                        56                     3.84
                  57                      4.18                        57                     3.90
                  58                      4.25                        58                     3.96
                  59                      4.33                        59                     4.03

                  60                      4.42                        60                     4.10
                  61                      4.51                        61                     4.17
                  62                      4.61                        62                     4.25
                  63                      4.71                        63                     4.34
                  64                      4.82                        64                     4.43

                  65                      4.94                        65                     4.52
                  66                      5.07                        66                     4.63
                  67                      5.20                        67                     4.74
                  68                      5.35                        68                     4.85
                  69                      5.50                        69                     4.98

                  70                      5.66                        70                     5.11
                  71                      5.83                        71                     5.25
                  72                      6.01                        72                     5.41
                  73                      6.19                        73                     5.57
                  74                      6.40                        74                     5.75

                  75                      6.61                        75                     5.94

                  85                      9.75                        85                     8.84

                  95                     15.68                        95                    14.27

     ----------------------------- -------------------    --------------------------- -------------------








OPTION C TABLES

These tables show the minimum monthly life income for an elected 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

     ----------------------------- -------------------    --------------------------- -------------------
             Age of Male                10-Year              Age of Female/Unisex          10-Year
                Payee              Guaranteed Period                Payee             Guaranteed Period
     ----------------------------- ------------------- -- --------------------------- -------------------
     ----------------------------- ------------------- -- --------------------------- -------------------
                  55                      4.01                        55                     3.77
                  56                      4.08                        56                     3.82
                  57                      4.15                        57                     3.88
                  58                      4.22                        58                     3.94
                  59                      4.30                        59                     4.01

                  60                      4.38                        60                     4.08
                  61                      4.46                        61                     4.15
                  62                      4.55                        62                     4.23
                  63                      4.65                        63                     4.31
                  64                      4.75                        64                     4.39

                  65                      4.85                        65                     4.48
                  66                      4.96                        66                     4.58
                  67                      5.08                        67                     4.68
                  68                      5.20                        68                     4.79
                  69                      5.32                        69                     4.90

                  70                      5.46                        70                     5.02
                  71                      5.59                        71                     5.15
                  72                      5.73                        72                     5.28
                  73                      5.88                        73                     5.42
                  74                      6.03                        74                     5.57

                  75                      6.18                        75                     5.72

                  85                      7.88                        85                     7.53

                  95                      9.19                        95                     9.01

     ----------------------------- -------------------    --------------------------- -------------------






OPTION D TABLES

These tables show the minimum monthly joint and 100% survivor life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

----------------------- ---------------------------------------------------------------------------------------
  Age of Male Payee                                      Age of Female Payee
----------------------- ---------------------------------------------------------------------------------------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                           55         60         62         65         70         75         85         95
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          60              3.58       3.75       3.81       3.91       4.05       4.17       4.33       4.39
          62              3.61       3.79       3.86       3.97       4.14       4.29       4.49       4.57
          65              3.65       3.85       3.94       4.07       4.28       4.48       4.76       4.88
          70              3.69       3.94       4.04       4.21       4.51       4.80       5.27       5.52
          75              3.73       4.00       4.12       4.32       4.69       5.10       5.86       6.32
          85              3.76       4.06       4.21       4.45       4.95       5.58       7.11       8.46
          95              3.77       4.09       4.24       4.50       5.06       5.82       8.08       10.90
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------


----------------------- ---------------------------------------------------------------------------------------
 Age of Older Unisex                                 Age of Younger Unisex Payee
        Payee
----------------------- ---------------------------------------------------------------------------------------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                           55         60         62         65         70         75         85         95
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          60              3.53       3.67
          62              3.57       3.72       3.78
          65              3.61       3.79       3.86       3.97
          70              3.67       3.89       3.99       4.13       4.37
          75              3.71       3.97       4.08       4.27       4.60       4.94
          85              3.76       4.05       4.19       4.43       4.91       5.50       6.85
          95              3.77       4.08       4.23       4.50       5.05       5.79       7.94       10.46
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------

OPTION E TABLES

These tables show the minimum monthly joint and 100% survivor life income with and elected 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.



----------------------- ---------------------------------------------------------------------------------------
  Age of Male Payee                                      Age of Female Payee
----------------------- ---------------------------------------------------------------------------------------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                           55         60         62         65         70         75         85         95
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          60              3.58       3.75       3.81       3.91       4.05       4.17       4.31       4.37
          62              3.61       3.79       3.86       3.97       4.14       4.29       4.47       4.54
          65              3.65       3.85       3.94       4.07       4.28       4.47       4.73       4.83
          70              3.69       3.93       4.04       4.21       4.50       4.78       5.22       5.41
          75              3.72       3.99       4.11       4.31       4.68       5.08       5.76       6.10
          85              3.76       4.05       4.20       4.44       4.92       5.51       6.79       7.62
          95              3.77       4.07       4.22       4.48       5.01       5.69       7.38       8.70
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------


----------------------- ---------------------------------------------------------------------------------------
 Age of Older Unisex                                 Age of Younger Unisex Payee
        Payee
----------------------- ---------------------------------------------------------------------------------------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                           55         60         62         65         70         75         85         95
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          60              3.53       3.67
          62              3.57       3.72       3.78
          65              3.61       3.79       3.86       3.97
          70              3.67       3.89       3.98       4.13       4.37
          75              3.71       3.96       4.08       4.26       4.59       4.92
          85              3.75       4.05       4.19       4.42       4.89       5.44       6.60
          95              3.76       4.07       4.22       4.47       5.00       5.67       7.31       8.56
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------


                                RIGHT TO EXCHANGE

By providing Us Notice, You may at any time within the first 24 months from the Effective Date make an irrevocable, one time election to transfer all of Your Division and Fixed DCA Account values to the Fixed Account.


                         OWNER, BENEFICIARY, ASSIGNMENT

OWNER

The owner(s) is named in the application unless You change ownership as provided in the Change Of Owner Or Beneficiary provision. As owner(s), You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force. If an owner dies before the policy terminates, the surviving owner(s), if any, shall succeed to that person's ownership interest, unless otherwise specified. If all owners die before the policy terminates, the policy will pass to the Insured. With our consent, You may specify a different arrangement for contingent ownership.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided in the Change Of Owner Or Beneficiary provision. If any beneficiary dies before the Insured, We will pay the death proceeds to any surviving beneficiary(ies) according to the terms of the beneficiary designation then in effect. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to the surviving owner(s) in equal percentages or, if applicable, to the last surviving owner's estate unless otherwise specified.

If the beneficiary(ies) is not a natural person, We may require proof the beneficiary(ies) is a validly existing entity immediately prior to making payment but no later than 180 days following the death of the Insured. If proof cannot be provided, then the beneficiary(ies) will be deemed to not have survived the Insured's death.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner(s) or beneficiary(ies) of this policy by sending Us Notice. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We may require that You send Us this policy so We can record the change.

BENEFIT INSTRUCTIONS

While the Insured is alive, You may send Us instructions for the payment of the death proceeds under one of the benefit payment options. Such instructions, or change of instructions, must be in a format We specify. We must approve the arrangement chosen before any payment is made. If You change beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy as collateral for a loan by providing Us with an original or a certified copy of the assignment which must be in a form acceptable to Us. We assume no responsibility for the assignment's validity. An assignment does not change the ownership of the policy. The rights of beneficiaries, whenever named, except for irrevocable beneficiaries named prior to Our notice of the assignment, become subordinate to those of the assignee. The assignment becomes effective on the date We receive it and is subject to any action taken by Us prior to that date.


                                          GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders or endorsements, any amendments to the application(s), any adjustment and reinstatement application(s), and the current Data Pages make up the entire contract. Any statements made in the application(s), an adjustment application(s), or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement or as necessary to comply with applicable law. Any alteration must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the policy or waive any provisions.

INCONTESTABILITY

With respect to statements made in the initial application(s) for this policy, We will not contest this policy after the policy has been in force during the lifetime of the Insured for two years from the Policy Date. With respect to statements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after the additional coverage or reinstated coverage has been in force during the lifetime of the Insured for two years from the date of the adjustment or reinstatement. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations.

MISSTATEMENT OF AGE AND GENDER

If the age, or gender where applicable, of the Insured has been misstated, the death benefit will be that which would be purchased by the most recent cost of insurance rate charge at the correct age, or gender where applicable, of the Insured.

DEFERMENT

We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within five Business Days after We receive Notice. We will usually pay any death benefit within five Business Days after We receive 1) proof at Our Office of the Insured's death, and 2) any other forms We may require to be completed.

However, We reserve the right to delay payment of values in the Fixed Account and Fixed DCA Account for up to six months after You provide Us Notice of a surrender or partial surrender.

We may not be able to determine the value of the Divisions of Our Separate Account if:
1. the NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC;
2.       the SEC by order permits postponement; or
3. the SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:

1. determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;

2.   payment of any policy loans;

3.   determination of the Unit values of the Divisions;

4.   any requested transfer between the Divisions; and

5. application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit Payment Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, within five Business Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Policy Date. Instead, We will return all premiums paid, less any Loan Indebtedness, less any partial surrenders. This amount will be paid to the beneficiary(ies).

Any death proceeds that are a result of a Face Amount increase made under the Adjustment Options section or under any attached rider will not be paid if the Insured dies by suicide, while sane or insane, within two years of the Adjustment Date. Instead, We will return the sum of the cost of insurance charges for the increased amount of protection. This amount will be paid to the beneficiary(ies).

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current Data Pages.

Where required, We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is written. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

You will receive an annual policy statement once each year until the policy terminates. The statement will show

1.   the current death benefit;

2.   the current Policy Value and Surrender Value;

3.   all premiums paid since the last statement;

4.   all charges since the last statement;

5.   any Loan Indebtedness;

6.   any partial surrenders since the last statement;

7.   any investment gain or loss since the last statement; and

8. the total value of each of Your Divisions, the Fixed Account, and the Fixed DCA Account.

APPLICABLE TAX LAW

This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code and all related regulatory materials ("Code") in order for You to receive the tax treatment accorded to life insurance under the Code. Therefore, to maintain this qualification to the maximum extent permitted by law, We reserve the right to return any premium payments that would cause this policy to fail to qualify as life insurance under the Code as interpreted by Us. Further, We reserve the right to make changes in this policy, to disallow policy adjustments or to make distributions from the policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected.

                      This page is intentionally left blank












































SF 823-1                                                 3-1      SAMPLE

SF 823-1                                                   3       SAMPLE



   [GRAPHIC OMITTED][GRAPHIC OMITTED]
          Principal Life
          Insurance Company
          Des Moines, Iowa 50392-0001




                                   DATA PAGES

-------------------------------------------------------------------------------
                    Flexible Premium Variable Universal Life
-------------------------------------------------------------------------------

POLICY DATA

Policy Number:                                              Sample
Owner:                                                      John Doe

Insured's Name:                                             John Doe
Insured's Risk Class:                                       Standard Nontobacco
Insured's Age and Gender:                                   35, Male

Policy Date:                                                November 1, 2008
Policy Maturity Date:                                       October 31, 2073

Face Amount:                                                $100,000.00


Death Benefit Option:                                       Option 1

Life Insurance Qualification Test:                          Guideline Premium Test

PLANNED PERIODIC PREMIUM:                                   $1,000.00
Planned Premium Frequency:                                  Annual

No Lapse Guarantee Monthly Premium:                         $48.92
   Applicable during the first ten Policy Years only.
Death Benefit Guarantee Monthly Premium:                    $84.33

DCA Duration:                                               6 Months



This policy is adjustable. If You adjust Your policy, We will send You new Data
Pages which are to be attached to and made a part of this policy. Where new Data
Pages conflict with previous Data Pages, the new Data Pages will govern.

We will charge and credit interest to the Loan Account as follows:

            Policy Year                     Interest Rate Charged             Interest Rate Credited
            -----------                     ---------------------             ----------------------
               1 - 10                               5.5%                               4.0%
            11 and after                            4.0%                               4.0%












--------------------------------------------------------------------------------
CHARGES AND LIMITS

o        Guaranteed Maximum Surrender Charges per policy:

     A surrender charge will be deducted from Your Policy Value if this policy is surrendered for its Net Surrender Value or if this policy terminates within 14 years from issue or Face Amount increase. Any Face Amount increase will have its own surrender charge and surrender charge period.

     The charge for each Policy Year is shown in the table below, subject to adjustment for any Face Amount increase, as described in the Adjustment
     Options section of this policy.



         Policy Year                   Amount
         -----------                   ------
              1                     $1,112.00
              2                      1,098.66
              3                      1,085.31
              4                      1,071.97
              5                      1,058.62
              6                         957.43
              7                         857.35
              8                         756.16
              9                         656.08
             10                         556.00
             11                         444.80
             12                         333.60
             13                         222.40
             14                         111.20
        15 and later                      0.00



o    The Guaranteed Maximum Premium Expense Charge is 8.25% of each premium.

o The Maximum Monthly Policy Issue Charge, deducted on a monthly basis, is $0.17396 per $1,000 of Face Amount for all Policy Years. Any Face Amount increase will have its own Maximum Monthly Policy Issue Charge.

o The Maximum Monthly Administration Charge, deducted on a monthly basis, is $25.00.

o The Maximum Annual Asset Based Charge, deducted on a monthly basis, is as follows:

                Policy Year                                Annual Charge
                  1 - 10                               .70% Net Policy Value
               11 and after                            .20% Net Policy Value

o        The Minimum Face Amount is $100,000.

o        The Minimum Face Amount Increase is $50,000.

o The Minimum Fixed Account or Division Value for scheduled transfers is $2,500.

o The Minimum Unscheduled Transfer Amount is the lesser of $100, or the balance of the Divisions, Fixed Account, or Fixed DCA Account from which funds are being transferred.

SF 823-1                                                 3-2   SAMPLE


o

The first unscheduled Division transfer in a Policy Year is free. We may charge a Transfer Fee of $25.00 for each additional transfer or such larger amount as is required by law or by the underlying Mutual Fund of the Division.

     o The Minimum Scheduled Transfer Amount is $100 from any of the Divisions and $50 from the Fixed Account.

     o    The Minimum Fixed DCA Account Amount is $1,000.

     o    The Minimum Unscheduled Partial Surrender Amount is $500.

SF 823-1                                                 3-3       SAMPLE





-----------------------------------------------------------------------------------------------------------------------
               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                Monthly Rates Per $1,000.00 of Net Amount At Risk

  Insured's      Monthly Rate    Insured's     Monthly Rate    Insured's    Monthly Rate     Insured's    Monthly Rate
 Attained Age                   Attained Age                   Attained                      Attained
                                                                  Age                           Age
      35            0.10083          58           0.68917         81           6.51583          104        36.46333
      36            0.10667          59           0.74917         82           7.21167          105        38.26750
      37            0.11167          60           0.82167         83           7.95917          106        40.18500
      38            0.12000          61           0.91167         84           8.78583          107        42.22417
      39            0.12833          62           1.02083         85           9.71417          108        44.39083
      40            0.13750          63           1.14250         86         10.74250           109        46.69250
      41            0.14917          64           1.27000         87         11.86250           110        49.13667
      42            0.16333          65           1.40417         88         13.06083           111        51.73250
      43            0.17917          66           1.53917         89         14.32333           112        54.48667
      44            0.19917          67           1.67417         90         15.63833           113        57.41167
      45            0.22083          68           1.82083         91         16.87000           114        60.51500
      46            0.24167          69           1.97000         92         18.15250           115        63.80833
      47            0.26417          70           2.14750         93         19.50333           116        67.30083
      48            0.27750          71           2.34583         94         20.92833           117        71.00583
      49            0.29333          72           2.61000         95         22.43083           118        74.93583
      50            0.31333          73           2.88500         96         23.80333           119        79.10167
      51            0.33833          74           3.17333         97         25.26500           120        83.33333
      52            0.37250          75           3.49250         98         26.82333
      53            0.41083          76           3.84000         99         28.48750
      54            0.45833          77           4.24333         100        30.26583
      55            0.51417          78           4.71333         101        31.67333
      56            0.57333          79           5.25500         102        33.17167
      57            0.63667          80           5.84500         103        34.76667

Basis of Values: Guaranteed maximum cost of insurance rates are based on 2001
CSO Mortality Unismoke Table, age nearest birthday, with distinction for the Insured's Gender.








SF 823-1                                                  3-4        SAMPLE











-------------------------------------------------------------------------------
            TABLE OF APPLICABLE PERCENTAGES FOR DEATH BENEFIT OPTIONS

This policy complies with Section 7702 of the Internal Revenue Code under the Guideline Premium Test, which requires that the total death benefit is greater than or equal to the Policy Value multiplied by the applicable percentage from the following table.

            Insured's         Percentage        Insured's        Percentage       Insured's       Percentage
          Attained Age        of Policy       Attained Age       of Policy       Attained Age      of Policy
                                 Value                              Value                            Value
       35              250.00             64              122.00             93            102.00
       36              250.00             65              120.00             94            101.00
       37              250.00             66              119.00             95            101.00
       38              250.00             67              118.00             96            101.00
       39              250.00             68              117.00             97            101.00
       40              250.00             69              116.00             98            101.00
       41              243.00             70              115.00             99            101.00
       42              236.00             71              113.00            100            101.00
       43              229.00             72              111.00            101            101.00
       44              222.00             73              109.00            102            101.00
       45              215.00             74              107.00            103            101.00
       46              209.00             75              105.00            104            101.00
       47              203.00             76              105.00            105            101.00
       48              197.00             77              105.00            106            101.00
       49              191.00             78              105.00            107            101.00
       50              185.00             79              105.00            108            101.00
       51              178.00             80              105.00            109            101.00
       52              171.00             81              105.00            110            101.00
       53              164.00             82              105.00            111            101.00
       54              157.00             83              105.00            112            101.00
       55              150.00             84              105.00            113            101.00
       56              146.00             85              105.00            114            101.00
       57              142.00             86              105.00            115            101.00
       58              138.00             87              105.00            116            101.00
       59              134.00             88              105.00            117            101.00
       60              130.00             89              105.00            118            101.00
       61              128.00             90              105.00            119            101.00
       62              126.00             91              104.00            120            101.00
       63              124.00             92              103.00            121+           101.00


SF 823-1                                                  3-5            SAMPLE

--------------------------------------------------------------------------------
RIDER DATA

SF 824        Accidental Death Benefit Rider
--------------------------------------------
     Effective Date:                 November 1, 2008
     Expiration Date:                October 31, 2043
     Benefit Amount:                 $100,000
     Accidental Death Benefit does not begin until age 1.



                             Guaranteed Maximum Cost of Insurance Rates for Accidental Death Benefit
                                              Monthly rates per $1,000 of Insurance Amount

    Insured's                        Insured's                     Insured's
    Attained                         Attained                       Attained
       Age         Monthly Rate         Age        Monthly Rate       Age       Monthly Rate
       35             0.06083           47            0.06833          59          0.08750
       36             0.06083           48            0.06917          60          0.09083
       37             0.06167           49            0.07000          61          0.09417
       38             0.06167           50            0.07083          62          0.09833
       39             0.06167           51            0.07083          63          0.10333
       40             0.06250           52            0.07167          64          0.10833
       41             0.06250           53            0.07333          65          0.11417
       42             0.06333           54            0.07500          66          0.11917
       43             0.06417           55            0.07667          67          0.12500
       44             0.06583           56            0.07917          68          0.13167
       45             0.06667           57            0.08167          69          0.13833
       46             0.06750           58            0.08417



SF 825        Change of Insured Rider
--------------------------------------
     Effective Date:                 November 1, 2008
     Expiration Date:                To Insured's Attained Age 70


SF 826        Cost of Living Increase Rider
     Effective Date:                              November 1, 2008
     Expiration Date:                             October 31, 2028
     Minimum Cost of Living Increase:             $1,000
     Maximum Cost of Living Increase:             Lesser of $100,000 or 30% of Cost of Living Base
     Current Cost of Living Base:                 $100,000


SF 834        Death Benefit Guarantee Rider
-------------------------------------------
     Effective Date:                 November 1, 2008
     Expiration Date:                November 1, 2038







SF 823-1                                                 3-6         SAMPLE




SF 832        Life Paid-Up Rider (Overloan Protection)
     Effective Date:                                                    November 1, 2008
     Life Paid-Up Rider Charge:                                         Maximum of 7.5% of Policy Value

     Guaranteed Minimum Loan Indebtedness Percent:                      92% of Surrender Value
     Death Benefit Factor:                                              105%
     Minimum Policy Duration:                                           15 Years


SF 827        Return of Cost of Insurance Rider
     Effective Date:                 November 1, 2008




SF 828        Salary Increase Rider
     Effective Date:                                     November 1, 2008
     Expiration Date:                                    To Insured's Attained Age 65
     Salary Review Date:                                 November  1
     Multiplier:                                         2.00000
     Maximum Increase Percentage:                        20%
     Maximum Increase Amount:                            $30,000
     Maximum Lifetime Increase Amount:                   $1,000,000

     Charge per month:                                   $0.00


SF 833        Surrender Charge Adjustment Rider
-----------------------------------------------
     Effective Date:                            November 1, 2008
     Maximum Rider Charge:                      0.25% of premiums paid in the first Policy Year; no charge in subsequent
                                                Policy Years.

SF 823-1                                                 3-7          SAMPLE



SF 829        Waiver of Monthly Policy Charge Rider
     Effective Date:                   November 1, 2008
     Termination:                      To the later of the Insured's Age 65 Policy Anniversary or the end of a
                                       waiver period in effect on the Insured's Age 65 policy anniversary.
     Maximum Face Amount:              $7,500,000

                     Guaranteed Maximum Cost of Waiver Rates
                Monthly rates per $1,000.00 of Net Amount at Risk

    Insured's      Monthly Rate     Insured's     Monthly Rate
  Attained Age                    Attained Age
       35            0.01250           50           0.08583
       36            0.01417           51           0.10417
       37            0.01583           52           0.12583
       38            0.01667           53           0.14833
       39            0.01917           54           0.18500
       40            0.02167           55           0.23167
       41            0.02333           56           0.30000
       42            0.02583           57           0.36250
       43            0.02917           58           0.43250
       44            0.03167           59           0.51083
       45            0.03583           60           0.27417
       46            0.04333           61           0.27750
       47            0.05083           62           0.27167
       48            0.06083           63           0.25000
       49            0.07667           64           0.29333



The Guaranteed Maximum Cost of Waiver Rates above are based on a waiver rating of 1.0 times standard rates.


SF 830        Waiver of Specified Premium Rider
     Effective Date:                                           November 1, 2008
     Expiration Date:                                          The later of the Insured's Age 65 Policy Anniversary or
                                                               the end of a waiver period in effect on the Insured's Age
                                                               65 Policy Anniversary.
     Monthly Specified Premium:                                $83.33
     Monthly Waiver Cost
          per $100 of Specified Premium:                       $0.34
     Maximum Specified Premium per Policy Year:                $75,000

All amounts are covered for Waiver of Specified Premium benefits at 1.0 times standard premium rate.

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